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                                                                   EXHIBIT 4.12


                              AMENDED AND RESTATED

                       PREFERRED STOCK SERIES DESIGNATION

                     PACKAGED ICE, INC., A TEXAS CORPORATION

                            CERTIFICATE OF RESOLUTION

                            Providing for Issuance of
                          Exchangeable Preferred Stock
                         Pursuant to Article 2.13 of the
                         Texas Business Corporation Act

                                     * * * *

         WHEREAS, PACKAGED ICE, INC., a Texas corporation (the "Corporation"), certifies that pursuant to the authority contained in Article Four of its Articles of Incorporation, and in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act, its Board of Directors adopted by unanimous written consent, in lieu of a special meeting, dated November 14, 1997, the resolutions creating and providing for the issuance of a series of shares of Preferred Stock known as the 10% Exchangeable Preferred Stock, and further providing for the voting powers, designations, preferences, and relative, participating, optional or other rights thereof, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Articles of Incorporation, all in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act (the "Act") which resolutions were filed with the Secretary of State of Texas on December 2, 1997 ("Original Preferred Stock Designation"); and

         WHEREAS, the holders of the 10% Exchangeable Preferred Stock have adopted by unanimous written consent dated April 27, 1998, all of the amendments to the Original Preferred Stock Designation set forth herein; and

         WHEREAS, the Board of Directors of the Corporation now desires to amend and restate the Original Preferred Stock Designation establishing the 10% Exchangeable Preferred Stock to provide for the establishment of two new series of Senior Securities, to be known as the 13% Exchangeable Preferred Stock (Series A) and 13% Exchangeable Preferred Stock (Series B), to extend the mandatory redemption date, and to provide for certain restrictions imposed by the New Credit Facility (hereinafter defined), with such amended and restated resolutions to read in full as follows:

         BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation under Article Four of the Articles of Incorporation, which creates and authorizes 5,000,000 shares of preferred stock of the par value of $.01 per share, hereinafter called the "Preferred Stock," of which (i) 450,000 shares have been designated as the Series A Convertible Preferred Stock (the "Series A Preferred Stock"), (ii) 200,000 shares have been designated as the Series B Convertible Preferred Stock (the "Series B Preferred Stock"), (iii) 100 shares have been designated as the Series C Preferred Stock (the "Series C Preferred Stock"), (iv) 800,000 shares



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have been designated as the 13% Exchangeable Preferred Stock (Series A) (the
"Series A 13% Preferred Stock") and (v) 800,000 shares have been designated as the 13% Exchangeable Preferred Stock (Series B) (the "Series B 13% Preferred Stock" and, together with the Series A 13% Preferred Stock, the "13% Preferred Stock"), the Board of Directors hereby provides for the issuance of a series of 500,000 shares of Preferred Stock of the par value of $0.1 per share as follows:

         1. Designation. There is hereby created a series of Preferred Stock of the Corporation to be designated "10% Exchangeable Preferred Stock" with a liquidation preference of $100.00 per share (hereinafter referred to as the "10% Preferred Stock") consisting of an initial issuance of 250,000 shares of 10% Preferred Stock plus up to 250,000 shares of 10% Preferred Stock that may be issued in lieu of cash dividends thereon (and in lieu of cash dividends on such shares that may be so issued in lieu of cash dividends) if the Corporation elects to pay dividends in additional shares, and to the extent that the designations, preferences, limitations and relative rights of the 10% Preferred Stock are not stated in the Articles of Incorporation of the Corporation, they are hereby fixed and herein stated, as set forth below.

          2.   Dividends.

               (i) Beginning on the Issue Date (this and certain other initially capitalized terms used herein have the meanings specified in Section 10 hereof), the Holders of the outstanding shares of 10% Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of 10% Preferred Stock, at a rate per annum equal to 10% of the liquidation preference of one share of 10% Preferred Stock, or $10.0 per whole share per annum. All dividends shall be fully cumulative and shall accrue, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable semiannually in arrears on each Dividend Payment Dated, commencing on May 1, 1998. Any dividend on the 10% Preferred Stock accrued and payable as provided in this Section 2 (including, without limitation, Default Dividends (as defined below)) shall be paid either, as so elected by the Board of Directors of the Corporation (subject, however, to Section 2(ix) below), (x) in cash or (y) by issuing a number of additional shares (and/or fractional shares) of the 10% Preferred Stock (the "Additional Shares of 10% Preferred Stock") for each such share (or fractional share) of 10% Preferred Stock then outstanding equal to the dividend then payable on each such share (or fractional share) of 10% Preferred Stock for the Dividend Period then ended (or such shorter period for which dividends are so being paid) (expressed as a dollar amount) dividend by the liquidation preference of one share of 10% Preferred Stock (expressed as a dollar amount or (z) in any combination thereof; provided, however, that on each Dividend Payment Date which occurs after December 2, 2001, such dividend amount shall be paid in cash except to the extent prohibited by Section 4.22 of each of (i) the Indenture dated January 28, 1998 as amended and restated April 30, 1998, relating to $270,000,000 of 9 3/4% Senior Notes (Series A and Series B) of the Corporation and (ii) the Exchange Notes Indenture in the form attached as Exhibit H to the Securities Purchase Agreement dated as of April 30, 1998 between the Corporation, Ares Leveraged Fund, L.P. et al relating to the sale of the 13% Preferred Stock (collectively, the "Indentures"), or by the Credit Agreement dated April 30, 1998 among the Corporation and Antares Leveraged Capital Corp. as




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agent for the several financial institutions from time to time a party thereto
(the "New Credit Facility") and in each case, any amendment, modification or supplement thereto.

          (ii) If at any time dividends are not declared and paid on any Dividend Payment Date, whether in cash or Additional Shares of 10% Preferred Stock or any combination thereof (the "Omitted Dividends"), the shares of 10% Preferred Stock in respect of which such Omitted Dividends were not paid shall accrue additional dividends as though such Omitted Dividends had been paid in Additional Shares of 10% Preferred Stock at a rate per annum of 10% multiplied by the amount of such Omitted Dividends (expressed as a dollar amount) (the "Default Dividends"). Such Default Dividends shall be fully cumulative and shall accrue (whether or not earned or declared) on a daily basis and shall be deemed to constitute accrued and unpaid dividends for all purposes hereof even if such additional dividends are not specifically mentioned in any particular context. For purposes of this Section 2, all Default Dividends shall be considered to be in arrears at all times.

         (iii) Each distribution in the form of dividend (whether in cash or in Additional Shares of 10% Preferred Stock) shall be payable to Holders of record as they appear on the stock books of the Corporation on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the 10% Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Notes in respect of the 10% Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

         (iv) All dividends paid with respect to shares of the 10% Preferred Stock pursuant to Section 2(i) shall be paid pro rata to the Holders entitled thereto.

         (v) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to Section 5(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

         (vi) No full dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends by the Corporation on any Parity Securities (as defined in Section 4 hereof) for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and (in the case of dividends payable in cash) a sum in cash set apart in trust sufficient for such payment on the 10% Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the 10% Preferred Stock and any other Parity Securities, all dividends declared upon shares of the 10% Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the 10% Preferred Stock and such Parity





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Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the 10% Preferred Stock and such Parity Securities bear to each other.

         (vii) (1) Holders of shares of the 10% Preferred Stock shall be entitled to receive the dividends provided for in Section 2(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities (as defined in Section 4 hereof).

               (2) So long as any shares of 10% Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends on Junior Securities paid solely in additional shares of Junior Securities), and shall not permit any person or entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options.

                  (3) So long as any shares of the 10% Preferred Stock are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any person or entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options unless the dividends determined in accordance herewith on the 10% Preferred Stock have been paid in full.

                  Notwithstanding the foregoing, these provisions do not prohibit (a) the acquisition of Junior Securities or warrants, rights, call or options exercisable for or convertible into Junior Securities either (i) solely in exchange for shares of Junior Securities or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a person or entity directly or indirectly controlled by the Corporation) of shares of Junior Securities or warrants, rights, calls or options to acquire Junior Securities or (b) the acquisition of Parity Securities or warrants, rights, calls or options exercisable for or convertible into Parity Securities either
(i) solely in exchange for shares of Junior Securities or Parity Securities or a combination thereof or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a person or entity directly or indirectly controlled by the Corporation) of shares of Junior Securities of Parity Securities or warrants, rights, calls or options to acquire Junior Securities or Parity Securities (or any combination thereof).

         (viii) Dividends payable on shares of the 10% Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.






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          (ix) Notwithstanding anything to the contrary contained herein, dividends payable on any Dividend Payment Date shall be paid in cash unless the Corporation also issues to the holders of the 10% Preferred Stock, on or prior to such Dividend Payment Date, warrants to purchase common stock of the Corporation in accordance with Section 4.7 of each of the Securities Purchase Agreements, dated December 2, 1997, between the Corporation and each of Culligan Water Technologies, Inc. and Erica Jesselson.

          3.      Liquidation Preference.

                  (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders of shares of 10% Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, $100.00 per share of 10% preferred Stock, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), after any payment shall be made or any assets distributed to the holders of any of the Senior Securities (including, without limitation, the 13% Preferred Stock) and before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, (including, without limitation, common stock of the Corporation). Except as provided in the preceding sentence, Holders of shares of 10% Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding-up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation preference payable to the Holders of outstanding shares of the 10% Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Corporation in accordance with the amounts which would be payable on such distribution of assets of the Corporation in accordance with the Holders of outstanding shares of 10% Preferred Stock and the holders of outstanding shares of all Securities are entitled were paid in full.

         (ii) After payment of the full amount of the liquidation preferences and all accumulated an unpaid dividends to which they are entitled, the holder of shares of the 10% Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation upon any such liquidation, dissolution or winding-up.

         (iii) At any time, in the event of the merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation or a plan of exchange between the Corporation and any other corporation (in which consolidation or merger or plan of exchange any shareholders of the Corporation receive cash or securities or other property), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, then, subject to the provisions of this section, such transaction shall be deemed, solely for purposes of determining the amounts to be received by the holders of the 10% Preferred stock in such merger, consolidation, plan of exchange, sale, transfer or other disposition, and for purposes of determining the priority of receipt of such amounts as between the holders of the Junior Securities, to be a liquidation or dissolution of the Corporation if the holders of a majority of the outstanding shares of 10% Preferred Stock so elect by giving written





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notice thereof to the Corporation at least two (2) days before the effective date of such transaction. The Corporation shall give each holder of record of 10% Preferred Stock written notice of such impending transaction not later than fourteen (14) days prior to the shareholders' meeting of the Corporation called to approve such transaction, or fourteen (14) days prior to the closing of such transaction, whichever is earlier, and shall also notify such Holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the transaction and of this section (including, without limiting the generality of the foregoing, a description of the value of the consideration, if any, being offered to the holders of the 10% Preferred Stock in the transaction and the amount to which such holders would be entitled if such transaction were (as described above) to be deemed to be a liquidation or dissolution of the Corporation), and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. The transaction shall in no event take place sooner than fourteen (14) days after the mailing by the Corporation of the first notice provided for herein or sooner than ten (10) days after the mailing by the Corporation of any notice of material changes provided for herein; provided, however, that such periods may be reduced upon the written consent of the holders of a majority of outstanding shares of 10% Preferred Stock.

         4. Rank. The 10% Preferred Stock shall, with respect to redemptions, dividend distributions, and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank senior to (i) all classes of common stock of the Corporation and (ii) each other class of capital stock or series of Preferred Stock of the Corporation now existing or hereafter created by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the 10% Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to with the common stock of the Corporation as "Junior Securities"). The 10% Preferred Stock shall, with respect to redemptions, dividend distributions, and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank on a parity with any class of capital stock or series of Preferred Stock now existing or hereafter created by the Board of Directors, the terms of which expressly provide that such class or series shall rank on a parity with the 10% Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Parity Securities"); provided that any such Parity Securities that were not approved by the Holders in accordance with paragraph Section 7(ii)(1) hereof shall be deemed to be Junior Securities and not Parity Securities. The 10% Preferred Stock shall, with respect to redemption, dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank junior to each class of capital stock or series of Preferred Stock hereafter created which has been approved by the Holders of the 10% Preferred Stock in accordance with
Section 7(ii)(2) hereof and which expressly provides that it ranks senior to the 10% Preferred Stock as to redemption, dividend distributions or distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as "Senior Securities"). The 10% Preferred Stock will rank senior to the Series A Preferred Stock and the Series B Preferred Stock as to redemptions, dividend distributions, and distributions upon the liquidation, winding-up or dissolution of the Corporation, and the Series A Preferred Stock and the Series B Preferred Stock shall be deemed to be Junior Securities. The 13% Preferred Stock shall rank senior to the 10% Preferred Stock as to redemptions, dividend




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distributions, and distributions upon the liquidation, winding up or dissolution of the Corporation, and the 13% Preferred Stock shall be deemed to be Senior Securities.

         5.       Redemption.

                  (i) Optional Redemption. The Corporation may (subject to contractual and other restrictions with respect thereto and to applicable provisions of the Act and to the legal availability of funds therefor), at the option of the Board of Directors, redeem at any time or from time to time, in whole or in part, in the manner provided in Section 5(iv) hereof, any or all of the shares of the 10% Preferred Stock, at a cash redemption price of $100.00 per share plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal) to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), provided that no optional redemption pursuant to this Section 5(i) shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice (as defined in Section 5(iv) hereof), are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the outstanding shares of the 10% Preferred Stock.

                  (ii) In the event of a redemption pursuant to Section 5 (i) hereof of only a portion of the then outstanding shares of the 10% Preferred Stock, the Corporation shall effect such redemption, pro rata according to the number of shares held by each Holder of the 10% Preferred Stock.

                  (iii) Mandatory Redemption. Subject to applicable provisions of the Act, on May 15, 2005, the Corporation shall redeem, in a manner provided in Section 5(iv) hereof, all of the shares of the 10% Preferred Stock then outstanding at a cash redemption price of $100.00 per share plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

                  (iv) Procedures for Redemption. (1) At least 20 days and not more than 60 days prior to the date fixed for any redemption of the 10% Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the 10% Preferred Stock at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of 10% Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective and except that any failure to give such notice or any






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deficiency therein shall have no effect on the Corporation's obligation to effect a mandatory redemption pursuant to Section 5(iii) hereof. The Redemption Notice shall state:

                  (A) whether the redemption is pursuant to Section 5(i) or 5(iii) hereof;

                  (B) the Optional Redemption Price or the Mandatory Redemption Price, as the case may be;

                  (C) whether all or less than all (in the case of a redemption pursuant to Section 5(i)) the outstanding shares of the 10% Preferred Stock are to be redeemed and the total number of shares of the 10% Preferred Stock being redeemed.

                  (D) in the case of a redemption pursuant to Section 5(i), the number of shares of 10% Preferred Stock held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

                  (E)      the Redemption Date;

                  (F) the place or places where certificates representing the shares of 10% Preferred Stock are to be surrendered for redemption and the manner in which such certificates are to be surrendered;

                  (G) that the Holder is to surrender to the Corporation, at the place or places referred to in clause (F) above, in the manner designated and at the Optional Redemption Price or the Mandatory Redemption Price, as the case may be, the certificate or certificates representing the shares of 10% Preferred Stock; and

                  (H) that dividends on the shares of the 10% Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price or the Mandatory Redemption Price, as the case may be.

                           (2)      Each Holder of 10% Preferred Stock shall
surrender the certificate or certificates representing such shares of 10% Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                           (3)      Unless the Corporation defaults in the
payment in full of the applicable redemption price, dividends on the 10% Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such shares to be redeemed




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shall cease to have any further rights with respect thereto on the Redemption
Date, other than the right to receive the Optional Redemption Price or the Mandatory Redemption Price, as case may be, without interest.

         6.       Exchange for Debt Securities.

                  (i) Requirements. (1) The Corporation may at its option redeem all, but not less than all, of the then outstanding shares of 10% Preferred Stock through the issuance, in redemption of and in exchange for the shares of 10% Preferred Stock, Exchange Notes in an aggregate principal amount equal to the sum of $100.00 per share of 10% Preferred Stock to be redeemed plus the amount of accrued and unpaid dividends thereon whether or not earned or declared (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Exchange Date to the Exchange
Date), provided that on the date of such exchange: (a) there shall be no contractual or legal impediments to such exchange; (b) there shall be legally available funds sufficient therefor; (c) the Corporation shall have delivered to the Holders a written opinion of counsel of national prominence that the Exchange Notes have been duly authorized, executed and delivered by the Corporation, have been validly issued, have not been issued in violation of any law, rule, regulation or agreement and constitute valid and legally binding obligations of the Corporation enforceable (subject to customary exceptions) against the Corporation in accordance with their terms and entitled to the benefits of the Exchange Notes Indenture; (d) the Corporation shall have executed and delivered to the Holders an Exchange Notes Indenture in form and substance satisfactory to the holders of a majority of the outstanding shares of 10% Preferred Stock and such Exchange Notes Indenture shall comply with the definition thereof in Section 10; and (e) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Notes Indenture) would exist under the Exchange Notes Indenture.

                  (ii) Procedures for Exchange. (1) At least 20 days and not more than 60 days prior to the date fixed for exchange (the "Exchange Date"), written notice (the "Exchange Notice") shall be given by first-class mail postage prepaid, to each Holder of record on the date fixed for such exchange at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of 10% Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                  (A) that the Corporation is exercising its option to exchange the 10% Preferred Stock for Exchange Notes pursuant to this Certificate of Resolution;

                  (B) the date fixed for exchange (the "Exchange Date"), which date shall not be less than 20 days nor more than 60 days following the date on which the Exchange Notice is mailed (except as provided in the last sentence of this paragraph);






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                  (C)      the place or places where certificates representing
                           the shares of 10% Preferred Stock are to be surrendered for exchange and the manner in which such certificates are to be surrendered;

                  (D) that the Holder is to surrender to the Corporation, at the place or places referred to in clause (C) above, in the manner designated, the certificate or certificates representing the shares of 10% Preferred Stock;

                  (E) that dividends on the shares of 10% Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of 10% Preferred Stock are surrendered for exchange on the Exchange Date unless the Corporation shall default in the delivery of Exchange Notes; and

                  (F) that interest on the Exchange Notes shall accrue from the Exchange Date whether or not certificates for shares of 10% Preferred Stock are surrendered for exchange on the Exchange Date.

On the Exchange Date, if the conditions set forth in clauses (a) through (e) in
Section 6(i) are satisfied, the Corporation shall issue Exchange Notes in exchange for the 10% Preferred Stock as provided in the next paragraph.

                           (2) Upon any exchange pursuant to Section 6, Exchange
Notes shall be issued in exchange for 10% Preferred Stock, in registered form without coupons. Exchange Notes will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each Holder of 10% Preferred Stock will receive certificates representing the entire amount of Exchange Notes to which his shares of 10% Preferred Stock entitles him, provided that the Corporation may, at its option, pay cash in lieu of issuing Exchange Notes in a principal amount of less than $1,000.

                  (iii) (1) On or before the date fixed for exchange, each Holder of 10% Preferred Stock shall surrender the certificate or certificates representing such shares of 10% Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Notes to be executed on or prior to the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of 10% Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be redeemed by the Corporation in exchange for Exchange Notes. The Corporation shall pay interest on the Exchange Notes. The Corporation shall pay interest on the Exchange Notes at the rate and on the date or dates specified therein from the Exchange Date.

                           (2)  If notice has been mailed as aforesaid, and if
before the Exchange Date (a) the Exchange Notes Indenture shall have been duly executed and delivered by the Corporation and (b) all Exchange Notes necessary for such exchange shall have been duly executed and delivered by the Corporation, then on the Exchange Date, dividends shall cease to accrue on the outstanding shares of 10% Preferred Stock and all of the rights of the Holders of shares of the 10% Preferred Stock as stockholders of the Corporation shall cease (except the right




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to receive Exchange Notes), and the Person or Persons entitled to receive the
Exchange Notes issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Notes as of the Exchange Date.

         7.       Voting Rights.

                  (i) The Holders of shares of the 10% Preferred Stock, except as otherwise required by applicable law or as set forth in Section 7(ii) and
(iii) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                  (ii) (1) So long as any shares of the 10% Preferred Stock are outstanding, the Corporation shall not authorize, create, issue or sell any class of Parity Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of 10% Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at a meeting, except that without the approval of Holders of the 10% Preferred Stock, the Corporation may authorize or issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem all (but not less than all) shares of 10% Preferred Stock then outstanding.

                       (2) So long as any shares of the 10% Preferred Stock are outstanding, the Corporation shall not authorize any class of Senior Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of 10% Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at a meeting.

                       (3) So long as any shares of the 10% Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Resolution so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of 10% Preferred Stock or to authorize the issuance of any additional shares of 10% Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of 10% Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at a meeting.

                       (4) Except as set forth in Section 7(ii)(1) and (2) above, (a) the creation, authorization or issuance of any shares of any Junior Securities, Parity Securities or Senior Securities or (b) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of Holders of 10% Preferred Stock and shall not, unless not complying with Section 7(ii)(1) and (2) above, be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of 10% Preferred Stock.

                  (iii) In any case in which the Holders of shares of the 10% Preferred Stock shall be entitled to vote pursuant to this Section 7 or pursuant to applicable law, each Holder of shares of the 10% Preferred Stock shall be entitled to one vote for each share of 10% Preferred Stock held.






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



         8. Reissuance of 10% Preferred Stock. Shares of 10% Preferred Stock that have been issued and reacquired by the Corporation or any of its subsidiaries in any manner, including shares purchased or redeemed or exchanged, shall be canceled and shall not be reissued.

         9. Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         10. Definitions. As used in this Certificate of Resolution, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                  "Business Day"  means any day other than a  Legal Holiday.

                  "Dividend Payment Date" means May 1 and November 1 of each year.

                  "Dividend Period" means the Initial Dividend Period and, thereafter, each Semiannual Dividend Period.

                  "Exchange Date" means a date on which shares of 10% Preferred Stock are exchanged by the Corporation for Exchange Notes.

                  "Exchange Notes" means subordinated notes of the Corporation having an interest rate of 10% per annum, payable semiannually on May 1 and November 1 of each year, a maturity date of May 15, 2005, and having the benefit of, and subject to the terms and conditions of, the Exchange Notes Indenture.

                  "Exchange Notes Indenture" means an indenture or other agreement of the Corporation containing covenants, events of default, redemption provisions and other terms substantially identical to the Indentures (except that the interest rate, payment dates and maturity date shall be described in the definition of "Exchange Notes" and except that subordination provisions customary at the time of exchange for high yield securities shall be included therein), all in form and substance reasonably acceptable to the Holders of a majority of the 10% Preferred Stock.

                  "Holder"  means a holder of shares of 10% Preferred Stock.

                  "Initial Dividend Period" means the dividend period commencing on the Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

                  "Issue Date" means the date on which the 10% Preferred Stock is originally issued by the Corporation under this Certificate of Resolution.

                  "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

                  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                  "Redemption Date" with respect to any shares of 10% Preferred Stock, means the date on which such shares of 10% Preferred Stock are to be redeemed by the Corporation.

                  "Semiannual Dividend Period" shall mean the six-month period commencing on each May 1 and November 1 and ending on the day before the following Dividend Payment Date.

                  RESOLVED, that, before the Corporation shall issue any shares of the 10% Preferred Stock, a certificate pursuant to Article 2.13 of the Act shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said Article 2.13; and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

          IN WITNESS WHEREOF, said PACKAGED ICE, INC. has caused this Certificate to be duly executed by its President this 29th day of April, 1998.



                                           PACKAGED ICE, INC.



                                           By: /s/ A. J. LEWIS III
                                              ----------------------------------
                                              Name: A. J. Lewis III
                                              Title: President and Secretary




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